UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2010

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2010, the Compensation Committee (“Committee”) of the Board of Trustees of Federal Realty Investment Trust (“Trust”) approved the following compensation arrangements for the Trust’s named executive officers: (a) increases in base salaries for fiscal year 2010, effective as of January 1, 2010, for Mr. Donald C. Wood, President and Chief Executive Officer to $700,000 and Mr. Andrew P. Blocher, Senior Vice President-Chief Financial Officer and Treasurer to $300,000. In addition, the Committee approved an increase, effective as of January 1, 2010 in the base salary of Ms. Dawn M. Becker to $400,000 in connection with her promotion to Executive Vice President-Chief Operating Officer; (b) a bonus payment to each of Mr. Wood, Ms. Becker, Mr. Blocher and Mr. Jeffrey S. Berkes, the Trust’s Executive Vice President-Chief Investment Officer, pursuant to the Trust’s annual incentive bonus plan; (c) an equity award to Mr. Wood pursuant to the Trust’s long-term incentive award program (“LTIAP”) in the amount of $2,700,000. The amount of the award to Mr. Wood under the LTIAP was determined on the basis of the Trust’s relative total return to shareholders, absolute total return to shareholders and return on invested capital during the period from January 2007 through December 2009; and (d) an equity award to Ms. Becker in the amount of $90,000 and an equity award to Mr. Blocher in the amount of $66,667.

On February 16, 2010, the Board of Trustees of the Trust appointed Dawn M. Becker to the position of Executive Vice President - Chief Operating Officer. Ms. Becker also serves as the Trust’s General Counsel and Secretary. Ms. Becker joined Federal Realty in 1997 after having been in private legal practice as a real estate transactional attorney since 1988. She was named the Trust’s General Counsel and Secretary in 2002. Ms. Becker holds a Juris Doctorate from Stanford University School of Law and a Bachelor of Arts in economics from Bucknell University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: February 19, 2010	/s/ DAWN M. BECKER
Dawn M. Becker
Executive Vice President-General Counsel and Secretary